Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (Form S-3/A) and related Prospectus of CurrencyShares® Australian Dollar Trust for the registration of 5,000,000 shares and to the incorporation by reference therein of our reports dated January 14, 2015, with respect to the financial statements of CurrencyShares® Australian Dollar Trust and the effectiveness of internal control over financial reporting of CurrencyShares® Australian Dollar Trust included in its Annual Report (Form 10-K) for the year ended October 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 17, 2015